                                                                    EXHIBIT 10.1

Confidential treatment has been requested for portions of this Exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated by ***. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

                                LICENSE AGREEMENT

                                 BY AND BETWEEN

                                DR. ROBERT BASES

                                       AND

                         SPECTRUM PHARMACEUTICALS, INC.

                                TABLE OF CONTENTS

                                                 Page
                                                 ----
1.       DEFINITIONS.........................      1

         1.1      Affiliate..................      1
         1.2      Confidential Information...      2
         1.3      Controlled.................      2
         1.4      EMEA.......................      2
         1.5      Event of Default...........      2
         1.6      FDA........................      2
         1.7      First Commercial Sale......      2
         1.8      Foundation.................      3
         1.9      GAAP.......................      3
         1.10     Improvements...............      3
         1.11     IND........................      3
         1.12     Invention..................      3
         1.13     Joint Inventions...........      3
         1.14     Joint Patent...............      3
         1.15     Know-How...................      3
         1.16     Licensed Field.............      3
         1.17     Materials..................      3
         1.18     Milestone Payment..........      4
         1.19     NDA........................      4
         1.20     Net Sales..................      4
         1.21     Patent.....................      4
         1.22     Patent Rights..............      5
         1.23     Product....................      5
         1.24     Product License............      5
         1.25     Regulatory Authority.......      5
         1.26     Royalty Term...............      5
         1.27     Sublicense.................      5
         1.28     Technology.................      5
         1.29     Term.......................      5
         1.30     Territory..................      5
         1.31     Third Party................      5
         1.32     Valid Claim................      5

2.       PRODUCT LICENSE.....................      6

         2.1      Product License............      6
         2.2      Sublicenses................      6
         2.3      Material Transfer..........      6
         2.4      Research License...........      6
         2.5      Regulatory Filings.........      6

3.       FINANCIAL TERMS AND CONDITIONS......      7

         3.1      Initial Fees...............      7
         3.2      Milestone Payment..........      7
         3.3      Product Royalties..........      7
         3.4      Payments...................      8
         3.5      Records....................      8
         3.6      Income Tax Withholding.....      8
         3.7      Audit......................      9

         3.8      Late Payments................................................    9

4.       OWNERSHIP AND PATENT MATTERS..........................................   10

         4.1      Ownership....................................................   10
         4.2      Prosecution and Maintenance of Patent Rights.................   10
         4.3      Infringement Actions.........................................   12

5.       OBLIGATIONS RELATED TO DEVELOPMENT, MARKETING AND COMMERCIALIZATION...   13

         5.1      Spectrum's Diligence Obligations.............................   13
         5.2      Governmental Approvals.......................................   13
         5.3      Manufacture of Products......................................   14
         5.4      Reporting....................................................   14

6.       INDEMNITY.............................................................   14

         6.1      Spectrum Indemnification.....................................   14
         6.2      Dr. Bases Indemnification....................................   14
         6.3      Indemnity Procedure..........................................   15

7.       REPRESENTATIONS AND WARRANTIES........................................   15

         7.1      By Dr. Bases.................................................   16
         7.2      By Spectrum..................................................   17

8.       ADDITIONAL COVENANTS..................................................   17

         8.1      Preservation of Title........................................   18
         8.2      No Conflicts.................................................   18

9.       CONFIDENTIALITY AND PUBLICATION.......................................   18

         9.1      Treatment of Confidential Information........................   18
         9.2      Public Statements............................................   19

10.      TERM, DEFAULT AND TERMINATION.........................................   20

         10.1     Term of Agreement............................................   20
         10.2     Unilateral Termination - Spectrum............................   20
         10.3     Default......................................................   21
         10.4     Insolvency...................................................   21
         10.5     Effects of Expiration or Termination.........................   22
         10.6     Work-in-Progress.............................................   23

11.      DISPUTE RESOLUTION....................................................   23

         11.1     Arbitration..................................................   23
         11.2     Administration...............................................   24
         11.3     Waivers......................................................   24
         11.4     Non-Arbitrable Disputes......................................   25

12.      GENERAL PROVISIONS....................................................   25

12.1     Further Assurances...............   25
12.2     Independent Contractors..........   25
12.3     Entire Agreement; Modification...   25
12.4     Force Majeure....................   25
12.5     Limitation of Liability..........   25
12.6     Assignment.......................   26
12.7     Governing Law....................   26
12.8     Headings.........................   26
12.9     Severability.....................   26
12.10    No Waiver........................   26
12.11    Notices 26
12.12    Compliance with Laws.............   27

                                LICENSE AGREEMENT

      THIS LICENSE AGREEMENT (this "AGREEMENT"), entered into as of May 16, 2005 (the "EFFECTIVE DATE"), by and between SPECTRUM PHARMACEUTICALS, INC., a Delaware corporation ("SPECTRUM") and DR. ROBERT E. BASES, an individual whose permanent residence is in New Rochelle, New York. Dr. Bases and Spectrum may each be referred to herein individually as a "PARTY" and collectively as the "PARTIES."

                                    RECITALS

      A. Whereas, Dr. Bases is the inventor of a method of treating cancer of the central nervous system through the administration of lucanthone and radiation (the "Invention") and has developed certain know-how concerning the Invention.

      B. Whereas the Invention is the subject of a United States patent entitled
***.

      C. Whereas, Spectrum is engaged in the development and eventual marketing, sale and licensing of pharmaceutical products and desires to have access to the Invention and Dr. Bases' know how relating to the Invention.

      D. Whereas, the Parties desire to enter into a license agreement whereby Spectrum shall obtain the right to develop and commercialize the Invention for the purposes of preventing, diagnosing and treating cancer.

      NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, Dr. Bases and Spectrum hereby agree as follows:

                                    AGREEMENT

1.    DEFINITIONS Capitalized terms shall have the meaning set forth below.

      1.1 AFFILIATE The term "Affiliate" shall mean any entity which directly or indirectly controls, is controlled by, or is under common control with Spectrum or Dr. Bases, as applicable. The term "control" as used in this definition means having (i) more than fifty percent (50%) ownership of the assets, profit interest or outstanding voting securities or (ii) the power to direct or cause the direction of the management and the policies of an entity, whether by contract or otherwise.

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Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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      1.2 CONFIDENTIAL INFORMATION The term "Confidential Information" shall mean all know-how, trade secrets and other proprietary or confidential information of a disclosing Party or held by the disclosing Party under an obligation of confidentiality to a Third Party, which may be disclosed from one Party to the other Party at any time and from time to time during the term of this Agreement. "Confidential Information" shall include the terms of this Agreement as well as any proprietary or confidential information that is jointly owned by the Parties. Information shall not be considered Confidential Information to the extent such information:

                  (a) is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by business records;

                  (b) is properly in the public domain;

                  (c) is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

                  (d) is developed by the receiving party independently of Confidential Information received from the disclosing Party, as documented by research and development records.

Nothing in this definition shall preclude a Party from use or disclosure of any proprietary or Confidential Information owned by that Party where the other Party has no rights of ownership.

      1.3 CONTROLLED The term "Controlled" shall mean possessing the ability to grant a license or sublicense without violating (i) any applicable law or governmental regulation or (ii) the terms of an agreement with a Third Party that has an effective date which predates the Effective Date hereof.

      1.4 EMEA The term "EMEA" shall mean the European Agency for the Evaluation of Medicinal Products (European Medicines Agency), any successor agency thereto or any equivalent replacement agency having substantially the same functions.

      1.5 EVENT OF DEFAULT The term "Event of Default" shall have the meaning set forth in Section 10.3.1 of this Agreement.

      1.6 FDA The term "FDA" shall mean the United States Food and Drug Administration, or any successor agency thereto.

      1.7 FIRST COMMERCIAL SALE The term "First Commercial Sale" shall mean, with respect to any Product, the first sale for end use or consumption of such Product in a country after all required approvals, including marketing and pricing approvals, have been granted by the governing Regulatory Authority of such country.

      1.8 FOUNDATION The term "Foundation" shall mean the Rome Sisters Foundation of New Rochelle, NY.

      1.9 GAAP The term "GAAP" shall mean generally accepted accounting principles in the United States or International Accounting Standards outside the United States, in each case as consistently applied by Spectrum, its Affiliates or its sublicensees in their respective financial statements, audited if applicable.

      1.10 IMPROVEMENTS The term "Improvements" shall mean one or more enhancements, improvements or modifications in the manufacture, formulation, conjugations, ingredients, preparation, dosage, administration or packaging of a Product or the Technology.

      1.11 IND The term "IND" shall mean (i) an Investigational New Drug application as defined in the United States Food, Drug & Cosmetic Act and applicable regulations promulgated thereunder, as amended from time to time or
(ii) an equivalent application or filing with the applicable Regulatory Authority in any country other than the United States allowing the commencement of human clinical trials.

      1.12 INVENTION The term "Invention" is defined in Recital A above.

      1.13 JOINT INVENTIONS The term "Joint Inventions" shall have the meaning set forth in Section 4.1 of this Agreement.

      1.14 JOINT PATENT The term "Joint Patent" shall mean any Patent filed with respect to a Joint Invention.

      1.15 KNOW-HOW The term "Know-How" shall mean any methods, processes, techniques and data that relate to the Patent Rights or the Materials which are necessary or useful for researching, developing, manufacturing, using or selling a Product, now or in the future owned or Controlled by Dr. Bases, whether or not: (i) the same is eligible for protection under the patent laws of the United States or elsewhere; (ii) enforceable as a trade secret; or (iii) the copying of which would be enjoined or restrained by a court as constituting unfair competition.

      1.16 LICENSED FIELD The term "Licensed Field" shall mean all uses, including without limitation, all therapeutic, prophylactic, palliative and diagnostic uses.

      1.17 MATERIALS The term "Materials" shall mean the materials provided by Dr. Bases to Spectrum under this Agreement as set forth in Exhibit A, as the same may be amended by the Parties from time to time.

      1.18 MILESTONE PAYMENT The term "Milestone Payment" shall mean the payment from Spectrum to Dr. Bases under Section 3.2.

      1.19 NDA The term "NDA" shall mean a New Drug Application, as defined in the United States Food, Drug & Cosmetic Act and applicable regulations promulgated thereunder, as amended from time to time, to obtain approval from the FDA for commercial sale of a Product, or an equivalent application or filing with the applicable Regulatory Authority in any country other than the United States.

      1.20 NET SALES The term "Net Sales" shall mean the amount received by Spectrum, its Affiliates or its sublicensees on account of sales of a Product to Third Parties in the Territory, less the following deductions to the extent actually allowed or specifically allocated to the Product by the selling party using GAAP and not separately invoiced: (i) sales and excise taxes and duties paid or allowed by the selling party and any other governmental charges imposed upon the production, importation, use or sale of such Product; (ii) customary trade, quantity and cash discounts allowed on the Product; (iii) allowances or credits to customers on account of rejection or return of Product or on account of retroactive price reductions affecting such Product; (iv) freight and insurance costs; (v) rebates, chargebacks and other amounts paid on sale or dispensing of the Product; (vi) sales commissions paid to distributors and/or selling agents; (vii) the booked cost of devices or systems used for delivering a Product into the patient where the Product when sold is a combination of the active pharmaceutical ingredient and the device or system; and (viii) amounts not actually received due to bad debt or returned checks. For the avoidance of doubt, for each Product the Net Sales shall be calculated only once for the first sale of such Product by Spectrum, its Affiliate or its sublicensee, as the case may be, to a Third Party which is neither an Affiliate or sublicensee of Spectrum. A sale of Products by Spectrum, its Affiliate or its sublicensee to a wholesaler shall be regarded as the first sale of the Product for the purpose of calculating Net Sales unless such sale is made by one of them directly to a hospital, pharmacy, physician, retailer or other entity which provides the Product to the patient in which case the first sale shall be the sale to such hospital, pharmacy, physician, retailer or other entity. Net Sales shall not include the amount received on account of sales of a Product or of sales of a Product in a particular country for which the Term of this Agreement has expired.

      1.21 PATENT The term "Patent" shall mean any and all unexpired patent applications, provisional patent applications and any patent issuing therefrom worldwide, together with any extensions, registrations, confirmations, reissues, continuations, divisions, continuations-in-part, reexamination certificates, confirmations, registrations, revalidations, additions, supplementary protection certificates, substitutions or renewals thereof and any patents anywhere in the world, claiming the priority date of any of the foregoing.

      1.22 PATENT RIGHTS The term "Patent Rights" shall mean: the United States patent entitled ***; all rights (including without limitation all U.S. and foreign Patents) arising out of or resulting from such patent; and any other U.S. and foreign Patents now or in the future owned or Controlled by Dr. Bases having claims covering or directed to the Invention, the Know-How or the Materials.

      1.23 PRODUCT The term "Product" shall mean any product, including products under development and products approved by a Regulatory Authority, that includes, is based upon or is derived from the Technology. The term "Products" shall mean more than one Product.

      1.24 PRODUCT LICENSE The term "Product License" shall have the meaning set forth in Section 2.1.

      1.25 REGULATORY AUTHORITY The term "Regulatory Authority" shall mean the principal governmental organization or agency that has the right to approve the sale and, if applicable price, of Products in a given country, including, without limitation, the FDA, the EMEA and the Ministry of Health, Labour and Welfare in Japan.

      1.26 ROYALTY TERM The term "Royalty Term" shall have the meaning set forth in Section 3.3.2.

      1.27 SUBLICENSE The terms "Sublicense" and "Sublicenses" shall have the meanings set forth in Section 2.2.

      1.28 TECHNOLOGY The term "Technology" shall mean the Patent Rights, Know-How and Materials.

      1.29 TERM The term "Term" shall have the meaning set forth in Section
10.1.

      1.30 TERRITORY The term "Territory" shall mean all of the countries in the world (including their territories and possessions).

      1.31 THIRD PARTY The term "Third Party" shall mean any person or entity other than a Party hereto or an Affiliate.

      1.32 VALID CLAIM The term "Valid Claim" shall mean a claim in any unexpired, issued patent within the Patent Rights which has not been held invalid and/or unenforceable in a decision by a court or other body of competent jurisdiction from which there is no appeal or, if appealable, from which no appeal has been taken.

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                                        5

2.    PRODUCT LICENSE.

      2.1 PRODUCT LICENSE Dr. Bases hereby grants to Spectrum an exclusive (even as to Dr. Bases, except as provided in Section 2.4), right and license under Dr. Bases' rights to use the Technology to research, develop, make, have made, use, offer for sale, sell, have sold, distribute, import, and export Products in the Licensed Field in the Territory (the "PRODUCT LICENSE"). The Product License shall not be construed to confer any rights upon Spectrum by implication, estoppel or otherwise as to any technology not included in the Technology.

      2.2 SUBLICENSES Spectrum shall have the right, but not the obligation, to grant sublicenses (one a "Sublicense"; more than one "Sublicenses") under the Product License to its Affiliates and Third Parties. Spectrum shall notify Dr. Bases of each sublicense granted hereunder.

      2.3   MATERIAL TRANSFER.

            2.3.1 MATERIALS Dr. Bases shall transfer those Materials described in Exhibit A to Spectrum together with the data related thereto on or about the delivery dates set forth in Exhibit A. Spectrum shall also have the right to further transfer the Materials transferred hereunder to its Affiliates or sublicensees, in accordance with Sections 2.1 and 2.2, under a sublicense or material transfer agreement consistent with the terms of this Agreement.

            2.3.2 TRANSFER AND USE The Parties shall mutually agree on the method for packaging and delivering Materials to Spectrum. Each Party understands and agrees that Materials may have unpredictable and unknown biological and/or chemical properties and that they are to be used with caution. Spectrum, its Affiliates and sublicensees will use the Materials subject to the terms of this Agreement, and in material compliance with applicable laws and regulations, including but not limited to, any laws or regulations relating to the research, testing, production, storage, transportation, export, packaging, labeling or other authorized use of such Materials.

      2.4 RESEARCH LICENSE Notwithstanding Section 2.1, Spectrum grants back to Dr. Bases an irrevocable non-exclusive, royalty-free non-transferable right to use the Know-How for his own research and other non-commercial purposes.

      2.5 REGULATORY FILINGS Within thirty (30) days after the Effective Date, Dr. Bases shall assign and transfer to Spectrum any and all regulatory filings such as INDs and NDAs that relate to the Invention or proposed Products, including all correspondence with appropriate Regulatory Authorities, made anywhere in the Territory (the "Regulatory Filings"). Spectrum shall own all of the Regulatory Filings in perpetuity provided that this Agreement is not terminated pursuant to Section 10.3 as a result of a breach of the Agreement by Spectrum, in which case, upon request by Dr. Bases, Spectrum shall assign and transfer back to Dr. Bases all regulatory filings assigned and transferred by Dr. Bases to Spectrum back to Dr. Bases. Spectrum shall have the right to reference any and all of the data submitted in support of the Regulatory Filings. This right of reference shall survive expiration or termination of this Agreement for any reason other than for breach of the Agreement by Spectrum as set forth above.

3.    FINANCIAL TERMS AND CONDITIONS.

      3.1 INITIAL FEES Spectrum shall pay to Dr. Bases an initial payment of *** Dollars ($***), payable in two equal installments of *** Dollars ($***), the first payable no later than ten (10) days after the Effective Date and the second thirty (30) days thereafter. Spectrum shall further pay a fee of *** Dollars ($***) a *** for ***, with the first payment to be made ten (10) days after the Effective Date and not later than the first day of each *** thereafter for the successive ***.

      3.2 MILESTONE PAYMENT Spectrum shall pay to Dr. Bases a *** payment of *** Dollars ($***) in cash or shares of Spectrum common stock (at Spectrum's sole discretion) within *** days of the *** approval of an NDA for a Product by the FDA. This Milestone Payment shall be made only once regardless of the number of Products developed. If Spectrum decides to pay this milestone in shares of Spectrum common stock, the number of shares of Spectrum common stock that Spectrum shall issue (the "Shares") shall be determined by dividing *** Dollars ($***) by the average closing price of Spectrum's common stock, as traded on the NASDAQ, on the *** business days day prior to the date of approval by the FDA, as set forth in the Wall Street Journal on the day of approval by the FDA.

      3.3   PRODUCT ROYALTIES.

            3.3.1 PATENT ROYALTIES During the Royalty Term, Spectrum shall pay Dr. Bases a royalty of *** Percent (***%) on the aggregate annual Net Sales of each Product sold by Spectrum, its Affiliates and any sublicensees during each *** in each country where there is a Valid Claim covering the Product, as determined on a Product-by-Product and country-by-country basis. Multiple royalties shall not be earned or paid on a particular Product if such Product or its manufacture, use, importation or sale is covered by more than one Valid Claim.

            3.3.2 ROYALTY TERM The "ROYALTY TERM" shall begin on the First Commercial Sale of a particular Product in a particular country and expire on the expiration of the last Valid Claim covering such Product in that country, as determined on a Product-by-Product basis and a country-by-country basis.

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with respect to the omitted portions.

            3.3.3 ROYALTY OFFSETS In the event that royalty payments are owed by Spectrum to Third Parties with respect to licenses necessary to use, develop, manufacture, import or sell a Product, the royalties owed to Dr. Bases under
Section 3.3.1 shall be reduced by *** of the amount of the royalty payments actually paid by Spectrum to such Third Parties provided that such reductions shall not reduce the royalty paid to Dr. Bases in such country below *** Percent (***%)

            3.3.4 *** ROYALTY PAYMENTS Royalties owed to Dr. Bases pursuant to this Article 3 shall be payable by Spectrum within *** after the end of each *** (i.e., *** after ***) based upon the Net Sales of each Product during such ***. Any underpayment or overpayment of the *** royalty payments shall be reconciled and added or deducted to the royalty payment due in the *** in which such underpayment or overpayment is discovered. In the case of sales outside the United States, the rate of exchange to be used in computing the amount of currency equivalent in U. S. Dollars due Dr. Bases shall be made at the rate of exchange utilized by Spectrum in its worldwide accounting system under GAAP.

            3.3.5 REPORTS Spectrum shall furnish to Dr. Bases at the same time as each royalty payment is made by Spectrum, a written report of Net Sales of the Products on a Product by Product and country by country basis and the royalty due and payable thereon, for the *** period upon which the royalty payment is based. Net Sales made in currencies other than U.S. Dollars will be translated into U.S. Dollars as provided in Section 3.3.4 and added to Net Sales made in U.S. Dollars for purposes of determining aggregate Net Sales and the royalties due to Dr. Bases.

      3.4 PAYMENTS With the exception of the initial *** payment set forth in
Section 3.1, which shall be paid to Dr. Bases, all cash payments due to Dr. Bases under this Agreement shall be paid to the Foundation (unless otherwise directed in writing by Dr. Bases) in U. S. Dollars by check or bank wire transfer in immediately available funds to such bank account in the United States designated in writing by Dr. Bases from time to time.

      3.5 RECORDS Spectrum shall keep full, complete and proper records and accounts of all sales of Products by Spectrum, its Affiliates and sublicensees in accordance with GAAP, in sufficient detail and in the currencies in which the sale was made to enable the royalties payable on each Product to be determined. All such records, statements, reports and accounts referred to in this Section
3.5 shall be retained for a period of three (3) years after the end of the period to which they apply.

      3.6 INCOME TAX WITHHOLDING If laws, rules or regulations require withholding of income taxes or other rates imposed upon payments set forth in this Article 3, Spectrum may make such withholding payments as required and subtract such withholding payments from the payments set forth in

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                                        8
this Article 3. Spectrum shall submit appropriate proof of payment of the withholding rates to Dr. Bases within a reasonable period of time. Spectrum shall use efforts consistent with its usual business practices to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of the current or any future double taxation treaties or agreements between foreign countries, and the Parties shall cooperate with each other with respect thereto, with the appropriate Party under the circumstances providing the documentation required under such treaty or agreement to claim benefits thereunder.

      3.7 AUDIT If Dr. Bases disagrees with a royalty report provided by Spectrum, with reasonable justification for such disagreement, Dr. Bases, at his own expense, shall have the right, upon reasonable prior notice during regular business hours, to meet with Spectrum's independent auditor to inspect and discuss the books and accounts of Spectrum or its Affiliates, related to the payment and calculation of royalties arising under this Agreement. After this inspection, if Dr. Bases still disagrees with the report provided by Spectrum, with reasonable justification for such disagreement, Dr. Bases, at his own expense, shall have the right, upon reasonable prior notice during regular business hours, to appoint independent auditors reasonably acceptable to Spectrum and have them during normal business hours, inspect and copy the books and accounts of Spectrum or its Affiliates, related to the payment and calculation of royalties arising under this Agreement. Spectrum shall cooperate and cause Spectrum's Affiliates, to cooperate with such auditors. The auditors performing the audit shall disclose to Dr. Bases only information relating to the accuracy of records kept and the payments made, and shall be under a duty to keep confidential any other information obtained from such records. Spectrum shall audit the books and accounts of its sublicensees, if any, using its independent auditor or a comparable reputable auditor. Spectrum shall share the results of its audit with Dr. Bases.

            3.7.1 If any such audit establishes that Spectrum has underpaid or overpaid the amount due, Spectrum shall promptly pay any remaining amounts due as established by such audit or Dr. Bases shall promptly refund any over payment. If the underpayment is more than *** percent (***%) of the aggregate Net Sales for all countries during any calendar year, Spectrum shall reimburse Dr. Bases for his out-of-pocket expense of such audit, together with interest at the rate specified in Section 3.8 below for late payments on any such overdue payment from the date due until paid.

      3.8 LATE PAYMENTS Any payments due Dr. Bases under this Agreement that are not paid on the due date shall accrue interest at the lower of the rate of *** percent (***%) per annum, or the maximum rate allowed by law, from the due date until paid in full.

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with respect to the omitted portions.

4.    OWNERSHIP AND PATENT MATTERS.

      4.1 OWNERSHIP As between the parties, all Technology shall be owned by Dr. Bases. Improvements that are made to Technology by an employee, agent or consultant of Spectrum, solely or jointly with a Third Party, shall be owned by Spectrum. Improvements that are made jointly by employees, agents or consultants of Spectrum and Dr. Bases and his employees, agents or consultants ("JOINT INVENTIONS") shall be jointly owned by Spectrum and Dr. Bases and treated as joint inventions under U.S. laws applicable to joint inventions. Dr. Bases shall, and hereby does, grant Spectrum the exclusive and unrestricted right (even as to Dr. Bases, subject to Section 2.4) in the Licensed Field to make, have made, use, sell, have sold, import, export and license Dr. Bases' interest in all Joint Inventions. Notwithstanding anything to the contrary, Dr. Bases agrees to assign and agrees to have any employees, agents, and/or consultants paid by Dr. Bases assign to Spectrum all right, title and interest to Improvements that may accrue to Dr. Bases and/or any of his employees, agents and/or consultants under clinical study agreements that Spectrum and Dr. Bases and/or his employees, agents and/or consultants are a party to related to the research and/or development of a Product. For the avoidance of doubt, Dr. Bases does not have the authority to bind, and does not agree to bind, any third party institution conducting a clinical study or any person subject to obligations owed by such a person to such an institution and Dr. Bases' agreement to assign rights in accordance with this Article 4, is subject to any pre-existing obligations that Dr. Bases may have to a third party institution. Dr. Bases hereby grants to Spectrum the exclusive and unrestricted right (even as to Dr. Bases, subject to Section 2.4) in the Licensed Field to make, have made, use, sell, have sold, import, export and license all Improvements made solely by Dr. Bases, his employees or consultants in accordance with the provisions of the present Agreement, including but not limited to the Royalty provisions and shall, and hereby does, after Spectrum's royalty obligations under Section 3.3 have expired or been terminated by Spectrum due to a breach of this Agreement by Dr. Bases or due to the insolvency of Dr. Bases pursuant to Article 10, grant Spectrum a perpetual, royalty-free license to use all Improvements owned by Dr. Bases and all information, know-how and other data pertaining to all Improvements and the Joint Inventions. Spectrum shall own any trademarks associated with the Products.

      4.2   PROSECUTION AND MAINTENANCE OF PATENT RIGHTS.

            4.2.1 PATENT PROSECUTION AND MAINTENANCE Spectrum, at its own expense, shall direct and control the preparation, filing, prosecution and maintenance of all United States and foreign Patents within the Patent Rights and all Joint Patents, including any interferences and foreign oppositions.

            4.2.2 PARTICIPATION AND ASSISTANCE Spectrum shall consult with Dr. Bases with regard to the preparation, filing, prosecution and/or maintenance of the Patents within the Patent Rights and any Joint Patents. Notwithstanding the preceding sentence, however, Spectrum shall in all events have final decision-making authority as relates to the preparation, filing, prosecution and/or maintenance of the

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Patents within the Patent Rights any Joint Patents and the scope of claims contained therein. Dr. Bases shall cooperate fully with Spectrum, at Spectrum's request, in all matters relating to the preparation, filing, prosecution and/or maintenance of the Patents within the Patent Rights and any Joint Patents, including without limitation, signing any necessary or appropriate documents, providing written and testimonial evidence, and doing such other acts as Spectrum may reasonably require.

            4.2.3 PATENT ABANDONMENT In the event Spectrum elects not to prosecute or to discontinue or abandon the prosecution and/or maintenance of any patent or patent application within the Patent Rights, any such patent or patent application shall at that time be excluded from the definition of Patent Rights and from the scope of the licenses granted under this Agreement. Spectrum shall give Dr. Bases at least *** prior written notice of its election to discontinue or abandon any such patent or patent application within the Patent Rights during which time Dr. Bases may elect, in his sole discretion, to prosecute, file, continue and maintain such patent or patent application at his sole cost and expense and for his sole benefit by delivery of written notice to Spectrum. If Dr. Bases does not notify Spectrum in writing during such *** period that it is exercising such rights, the patent or patent application shall be deemed abandoned and neither Dr. Bases nor Spectrum shall have any further responsibility for any such abandoned patent applications or patents. However, if Dr. Bases does not elect to prosecute, file, continue and maintain such patent or patent application, Spectrum may later elect to continue to prosecute and maintain such patent or patent application, in which case, the patent or patent application shall remain within the Patent Rights and licenses hereunder.

            4.2.4 EXECUTION OF DOCUMENTS Each Party shall promptly execute or have executed by its employees, agents and consultants all documents necessary to vest ownership of inventions and related intellectual property rights relating to Joint Patents in Dr. Bases and Spectrum and to enable Spectrum to file, prosecute and maintain the Patents within the Patent Rights and Joint Patents. If Spectrum is unable, after reasonable effort, to secure the signature of Dr. Bases or any employee, agent or independent contractor of Dr. Bases on any document needed to apply for, prosecute or defend any patent or other intellectual property right or protection relating to the Patent Rights or the Joint Patents, Dr. Bases hereby designates and appoints Spectrum and its duly authorized officers and agents as its agent and attorney in fact to execute, verify and file applications, and to do all other lawfully permitted acts necessary to protect Spectrum's rights in Joint Patents and to enable Spectrum to file, prosecute and maintain Patent Rights and Joint Patents with the same legal force and effect as if executed by Dr. Bases.

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      4.3   INFRINGEMENT ACTIONS.

            4.3.1 PROSECUTION OF INFRINGEMENT

                  (a) The Parties shall promptly notify one another in writing of any and all actual or threatened infringements by Third Parties of any Patents within the Technology that relate to a Product in the Licensed Field that is known to them, and in any event within *** of learning of such infringement.

                  (b) With respect to actual or threatened infringements of Patents within the Technology with respect to the Products, Spectrum shall have the first right, but not the obligation, to file suit or take other action to prevent such infringements of any such Patents. To the extent Spectrum takes such action, Spectrum shall control any such action and may enter into settlements, stipulated judgments or other arrangements respecting such infringement, at its own expense; provided, however, that such proposed settlements, judgments or arrangements shall be subject to Dr. Bases' consent, not to be unreasonably withheld. In the event that Spectrum takes such action, Spectrum shall indemnify, defend and hold Dr. Bases harmless from any costs, expenses and liabilities respecting the action for such claimed infringement. Dr. Bases shall permit an action to be brought by Spectrum in Dr. Bases' name if required by law. Dr. Bases agrees to provide all assistance that Spectrum may reasonably require in any litigation, including providing written evidence, deposition and trial testimony, for which Spectrum shall pay to Dr. Bases a reasonable and customary hourly rate of compensation. Spectrum shall keep Dr. Bases informed of developments in any such action, including, to the extent permissible by law, the status of any settlement negotiations and the terms of any offer related thereto. Dr. Bases shall have the right at his own expense to be represented by counsel in any such action. Any damages or other recovery from an infringement action undertaken by Spectrum pursuant to this Section 4.3.1(b) shall be used ***.

                  (c) Spectrum shall promptly notify Dr. Bases in writing of its intention with regard to any such infringement. In the event that Spectrum elects not to take action against an actual or threatened infringement, Dr. Bases shall have the right to take action against such infringement, in which case Dr. Bases shall (i) pay any and all costs and expenses incurred in such action, (ii) indemnify, defend and hold Spectrum harmless from any costs, expenses or liability respecting all such action, and (iii) retain any and all recovery from such action. Spectrum agrees to provide all assistance that Dr. Bases may reasonably require in any litigation, including providing written evidence, deposition and trial testimony, for which Dr. Bases shall pay to Spectrum a reasonable hourly rate of compensation.

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            4.3.2 DEFENSE OF INFRINGEMENT CLAIMS

                  (a) If a Third Party makes or threatens against Spectrum, its Affiliates or sublicensees any claim of infringement of a Patent right based upon the use of, or arising as a result of the exercise of the rights and licenses granted hereunder to the Technology (each an "ALLEGED INFRINGEMENT"), Spectrum shall have the right to respond to and defend any and all such Alleged Infringements at its own cost and expense, and in its sole discretion. Dr. Bases agrees to provide any necessary assistance that Spectrum may reasonably require in any such defense action for which Spectrum shall pay to Dr. Bases a reasonable hourly rate of compensation. Dr. Bases shall have the right, at his own expense, to retain counsel of his choice to represent it in any such defense action.

                  (b) Spectrum shall promptly notify Dr. Bases in writing and provide a copy of (i) any claim of Alleged Infringement filed with a court or governmental authority or (ii) any written notice of an Alleged Infringement from an attorney or law firm. Within a reasonable period of time in advance of any responsive deadline required by law or otherwise set forth in the claim or notice of Alleged Infringement, Spectrum shall notify Dr. Bases in writing as to whether or not Spectrum intends to respond to such Alleged Infringement. In the event that Spectrum does not intend to respond to any such claim or notice or, notwithstanding Section 4.3.2(a), and notifies Dr. Bases in accordance with this Section, Dr. Bases shall have the right, in his sole discretion, to respond to such Alleged Infringement, in which case Dr. Bases shall pay any and all future costs and expenses incurred by Spectrum in such action, and shall indemnify, defend and hold Spectrum harmless from any future costs, expenses or liability respecting all such actions undertaken by Dr. Bases.

5.    OBLIGATIONS RELATED TO DEVELOPMENT, MARKETING AND COMMERCIALIZATION.

      5.1 SPECTRUM'S DILIGENCE OBLIGATIONS Spectrum shall use commercially reasonable efforts to (i) complete, file and actively pursue regulatory approval for one or more Products in the Territory and (ii) promote and market the Product or Products in the Territory under trademarks to be created by Spectrum in its sole discretion. Such development, marketing and commercialization shall be pursued at Spectrum' sole cost and expense. Spectrum shall have sole responsibility for making all decisions regarding the development, marketing and commercialization of the Products.

      5.2 GOVERNMENTAL APPROVALS Spectrum shall be solely responsible for obtaining all necessary approvals from Regulatory Authorities for the use, development, production, distribution, sale and import or export of any Products, at Spectrum's expense, including, without limitation, preclinical and clinical trials and regulatory filings. Spectrum shall have sole responsibility for any warning labels, packaging and instructions as to the use of Products and for the quality control for any Product. Spectrum, its Affiliates or sublicensees shall own all regulatory filings and documents filed with the applicable Regulatory Authorities with respect to the Products and all regulatory approvals.

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      5.3 MANUFACTURE OF PRODUCTS Spectrum shall be responsible for conducting and funding all process science, process development, and scale-up necessary to manufacture the Products for pre-clinical studies, clinical trials and commercial sale.

      5.4 REPORTING Spectrum shall keep Dr. Bases generally informed as to Spectrum's progress in marketing and commercializing the Products. Spectrum shall keep Dr. Bases specifically and timely informed with regard to the achievement of the milestone event listed in Section 3.2 above.

6.    INDEMNITY.

      6.1 SPECTRUM INDEMNIFICATION Spectrum (the "INDEMNIFYING PARTY" under this
Section 6.1) hereby agrees to indemnify, defend and hold Dr. Bases, his Affiliates, and his directors, employees and agents (the "INDEMNIFIED PARTY(IES)" under this Section 6.1) harmless from and against any and all suits, claims, actions, demands, liabilities, expenses and/or loss, including without limitation reasonable legal expenses and attorneys' fees (collectively, "LOSSES"), to which one or more Indemnified Parties may become subject as a result of any (a) claim, demand, action or other proceeding for personal injury, wrongful death or product defect by any Third Party relating to the research, development, manufacture, use or sale of Products by Indemnifying Party and/or its Affiliates and/or their respective employees or agents, except to the extent that such Losses result from the gross negligence, wrongful intentional acts or willful omissions of Indemnified Party(ies), (b) claim, demand, action or other proceeding by any Third Party to the extent such Losses result from Spectrum's material breach of any, obligation, representation, warranty or covenant contained in this Agreement or (c) any failure by Spectrum or its Affiliates or its sublicensees to comply with applicable law. In no event shall Spectrum be liable for any lost opportunities, profits or special, incidental, consequential or indirect damages of the Indemnified Party(ies) under this Section 6.1.

      6.2 DR. BASES INDEMNIFICATION Dr. Bases (the "INDEMNIFYING PARTY" under this Section 6.2) hereby agrees to indemnify, defend and hold Spectrum and its Affiliates and their directors, officers, employees, and agents (the "INDEMNIFIED PARTY(IES)" under this Section 6.2) harmless from and against any Losses to which one or more Indemnified Parties may become subject as a result of any (a) claim, demand, action or other proceeding by any Third Party to the extent such Losses result from Dr. Bases' breach of any material obligation, representation, warranty or covenant contained in this Agreement or (b) failure by Dr. Bases to comply with applicable law. In no event shall Dr. Bases be liable for any lost opportunities, profits or special, incidental, consequential or indirect damages of the Indemnified Party(ies) under this Section 6.2., except, however, as the result of any breach by Dr. Bases of any of the covenants in Article 8 below.

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      6.3 INDEMNITY PROCEDURE

                  (a) The Indemnified Party(ies) agrees to give the Indemnifying Party(ies) written notice, as soon as is practicable, but in any event within thirty (30) days if possible, of any claim, suit, loss or the discovery of facts upon which such Indemnified Party(ies) intends to base a request for indemnification under Section 6.1 or Section 6.2 (collectively, a "CLAIM").

                  (b) The Indemnified Party(ies) shall furnish promptly to the Indemnifying Party(ies) copies of all papers and official documents received in respect of any Claim. The Indemnified Party(ies) shall cooperate with the Indemnifying Party(ies), at the Indemnifying Party(ies)'s expense, in providing witnesses and records necessary in the defense against any Claim.

                  (c) With respect to any Claim relating solely to the payment of money damages that will not (i) result in the Indemnified Party(ies)'s becoming subject to injunctive or other relief, (ii) require an admission of guilt or other responsibility or liability, or (iii) otherwise adversely affect the business interests or rights of the Indemnified Party(ies) in any manner, and as to which the Indemnifying Party(ies) shall have acknowledged in writing the obligation to indemnify the Indemnified Party(ies) hereunder, the Indemnifying Party(ies) shall have the sole right to defend, settle, or otherwise dispose of such claim, on such terms as the Indemnifying Party(ies), in its sole discretion (subject to the limitations of this Section), shall deem appropriate.

                  (d) With respect to all other Claims the Indemnifying Party(ies) shall obtain the written consent of the Indemnified Party(ies), which shall not be unreasonably withheld, prior to ceasing to defend, settling, or otherwise disposing thereof.

                  (e) The Indemnifying Party(ies) shall not be liable for any settlement or other disposition of a Claim by the Indemnified Party(ies) that is reached without the written consent of the Indemnifying Party(ies).

                  (f) Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by any Indemnified Party(ies) in connection with any claim shall be paid by the Indemnifying Party(ies), without prejudice to the Indemnifying Party(ies)'s right to contest the Indemnified Party(ies)'s right to indemnification and subject to refund in the event the Indemnifying Party(ies) is ultimately held not to be obligated to indemnify the Indemnified Party(ies).

                  (g) The Indemnified Party(ies) shall always have the right to retain counsel and participate in the defense, negotiation or settlement of any Claim at its/their own cost and expense.

7.    REPRESENTATIONS AND WARRANTIES.

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      7.1 BY DR. BASES

                  (a) Dr. Bases hereby represents and warrants that as of the Effective Date: (A) he has all necessary right and authority to execute, deliver and perform all of his obligations under this Agreement; (B) he has the right to grant the licenses and other rights granted herein; (C) he has not previously granted any right, license or interest in or to the Technology, or any portion thereof, inconsistent with the rights granted to Spectrum herein; and (D) to the best of his knowledge, there are no material adverse proceedings, claims or actions pending or threatened relating to the Technology which would materially interfere with Dr. Bases' performance of his obligations or power to make the grants and covenants hereunder, or Spectrum's unfettered use of the Technology.

                  (b) The Technology is free and clear of any and all encumbrances, covenants, conditions and restrictions or, other adverse claims or interests of any kind or nature, and Dr. Bases has not received any oral or written notice or claim challenging his complete and exclusive rights to the Technology or suggesting that any other person has any claim of legal or beneficial ownership with respect thereto, and there is no agreement, decree, arbitral award or other provision or contingency which obligates Dr. Bases to grant licenses in the Technology.

                  (c) To Dr. Bases' knowledge, he owns or possesses sufficient rights to use all of the Technology necessary to develop, make, have made, use, sell, offer for sale, have sold, import and export and commercialize Products in the Licensed Field in the Territory.

                  (d) No litigation is now pending and no notice or other claim has been received by Dr. Bases, (A) alleging that Dr. Bases has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of any Patents of any Third Party, or (B) challenging the ownership, use, validity or enforceability of any of the Patents within the Patents Rights.

                  (e) Dr. Bases confirms that he has been given sufficient access to information regarding Spectrum in connection with his decision to receive the Shares, including the opportunity to ask questions of, and receive answers from, persons acting on behalf of the Spectrum concerning its respective financial affairs, prospects and condition.

                  (f) Dr. Bases represents and warrants that, by reason of his business or financial expertise, he has the capacity to protect his own interests in connection with his acquisition of the Shares and that he is an "accredited investor" as defined in Rule 501 of Regulation D of the Securities Act of 1933, as amended (the "Securities Act").

                  (g) Dr. Bases represents, warrants and covenants that he shall acquire the Shares for his own account and not for the account or on behalf of others, and he is doing so with the intent of retaining the Shares as an investment and without the current intent to redistribute the Shares.

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                  (h) Dr. Bases acknowledges that: (i) no securities commission or similar authority has reviewed or passed on the merits of the Shares issuable under this Agreement; (ii) there is no government or other insurance covering such Shares; and (iii) there are risks associated with the acquisition of the Shares, including without limitation those described in Spectrum's filings with the Securities and Exchange Commission.

                  (i) Dr. Bases acknowledges that (i) he must and shall bear the economic risk of holding the Shares for an indefinite period of time because at the time the Shares are issued they will not have been registered under the Securities Act or any other securities law and, therefore, cannot be sold unless they are subsequently registered under applicable national, federal, provincial and state securities laws or an exemption from such registration is available;
(ii) the Shares may not be resold or transferred on the official stock transfer records of Spectrum without furnishing to Spectrum an opinion of counsel reasonably acceptable to Spectrum that such sale or transfer of the shares will not violate the registration provisions of applicable national, federal, provincial and state securities laws; and (iii) certificates representing the shares shall have endorsed on them a restrictive legend to this effect.

                  (j) Dr. Bases confirms that he is not purchasing the Shares as a result of or subsequent to any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

                  (k) Dr. Bases acknowledges that Spectrum is relying on the representations, warranties, covenants and acknowledgments in this Section 7.1 to ensure that the Shares that may be issued under the terms of this Agreement can be issued in reliance on exemptions from registration requirements under United States federal and state securities laws.

      7.2 BY SPECTRUM Spectrum hereby represents and warrants that as of the Effective Date: (A) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (B) it has the full right, authority and power to enter into this Agreement and to perform its obligations hereunder; (C) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Spectrum; and (D) to the best of its knowledge there are no material adverse proceedings, claims or actions pending or threatened against it which would materially interfere with the performance of its obligations hereunder. Spectrum represents, warrants and covenants that the Shares that may be issued to Dr. Bases under Section 3.2 of this Agreement will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable.

8.    ADDITIONAL COVENANTS.

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      8.1 PRESERVATION OF TITLE Dr. Bases shall use his best efforts to preserve and maintain his ownership and title to all Technology licensed hereunder.

      8.2 NO CONFLICTS Neither Party shall grant any right, license or interest in or to the Technology, or any portion thereof, inconsistent with the rights granted to Spectrum herein. Without the other Party's prior written consent, neither Party shall enter into any agreement that creates additional obligations upon the other Party or limits the exercise of the other Party's rights hereunder or diminishes the other Party's rights hereunder.

9.    CONFIDENTIALITY AND PUBLICATION.

      9.1 TREATMENT OF CONFIDENTIAL INFORMATION The Parties agree that during the term of this Agreement, and for a period of seven (7) years after this Agreement terminates or expires, a Party receiving Confidential Information of the other Party will (i) maintain in confidence such Confidential Information to the same extent such Party maintains the confidentiality of its own Confidential Information, (ii) not disclose such Confidential Information to any Third Party without the prior written consent of the disclosing Party and (iii) not use such Confidential Information for any purpose other than the exercise of a Party's rights or performance of a Party's obligations under this Agreement; provided however, that the provisions of this Section 9.1 shall not prevent a Party from disclosing Confidential Information if such disclosure:

                  (a) is made to its employees, directors, accountants, attorneys, contractors or consultants who reasonably require such disclosure on a need to know basis and who are bound to it by obligations of confidentiality and non-use no less stringent than the obligations between Spectrum and Dr. Bases hereunder;

                  (b) is made to collaborators for the purpose of performing the obligations or exercising the rights of a Party hereunder and who are bound to that Party by obligations of confidentiality and non-use no less stringent than the obligations between Spectrum and Dr. Bases hereunder;

                  (c) is in response to a valid order of an United States court or otherwise required by law or regulation, provided however that receiving Party shall first have given notice to the disclosing Party and shall have made a reasonable effort to obtain a protective order by: (i) seeking protection of Confidential Information not relevant to the court's inquiry from a general disclosure (e.g., without limitation, requesting limited and in-camera review by such court and/or seeking that such information be treated under seal); (ii) seeking to redact any Confidential Information; and (iii) in any event requiring that, to the extent ordered to be disclosed, that such disclosure of Confidential Information be used only for the purposes for which the order was issued; or

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                  (d) is necessary to: (i) file or prosecute Patents in
accordance with this Agreement; (ii) submit regulatory filings with respect to Products in accordance with this Agreement; (iii) prosecute or defend litigation; (iv) make required governmental securities filings and other such similar and required disclosures by law, subject to appropriate redactions and requests for confidential treatment as permitted by law; (v) make disclosures required by the principal stock exchange on which the Party's stock is traded, subject to appropriate redactions and requests for confidential treatment as permitted by law and the rules of such exchange; (vi) conduct pre-clinical or clinical trials of Products in accordance with this Agreement, provided any Affiliates or Third Parties conducting pre-clinical trials agree to be bound by terms of confidentiality and non-use at least equivalent in scope to those set forth in this Section 9.1 and any Affiliates or Third Parties conducting clinical trials agree to be bound by terms of confidentiality and non-use that are customarily obtained in connection with such clinical trials; or (viii) enable Affiliates or bona fide potential or actual sublicensees to evaluate and/or exercise their rights under a sublicense that would be or has been issued in accordance with this Agreement, provided such Affiliates and Third Parties agree to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Section 9.1.

      9.2   PUBLIC STATEMENTS.

            9.2.1 PUBLICATIONS Dr. Bases or Spectrum, as the case may be, may publish or present information derived from the performance of this Agreement, provided that: the publishing Party first provides the non-publishing Party with a copy of the proposed publication or presentation for comment and input at least forty-five (45) days prior to any submission for publication or presentation and if any such information was derived from the non-publishing Party's efforts under this Agreement, the non-publishing Party shall have the right to require the publishing Party to redact such information from the proposed publication. In addition, at the non-publishing Party's request, the publishing party will further delay the presentation or publication for an additional forty-five (45) days so as to allow the non-publishing party time to file for patent protection or other intellectual property protection. If a publication by Spectrum results from work relating to the Technology, Spectrum agrees to acknowledge Dr. Bases and give credit to Dr. Bases' scientists, as scientifically appropriate, based on any contribution they may have made to the work. Likewise, if a publication by Dr. Bases results from work performed by Spectrum, Dr. Bases agrees to acknowledge Spectrum and give credit to Spectrum' scientists, as scientifically appropriate, based on any contribution they may have made to the work.

            9.2.2 OTHER PUBLIC STATEMENTS Except as provided in Section 9.2.1, or as otherwise required by law or the rules of the principal stock exchange on which the Party's stock is traded, no Party shall originate any public statement, news release or other written public announcement, whether in the public press, stockholders' reports, or otherwise, relating to this Agreement or to any sublicense hereunder, or to the performance hereunder or any such agreements, or use a Party's name for any

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purpose, including, without limitation, in connection with the advertising or sale of Products, without the prior written approval of the other Party, such consent not to be unreasonably withheld. The Parties each agree to respond to each such request within five (5) business days of receipt of a request (unless a shorter period of time is necessary to comply with law). Notwithstanding anything to the contrary in this Agreement, each party shall be permitted to publicly disclose (i) the existence of this Agreement, (ii) that Dr. Bases and Spectrum are the parties to this Agreement, and (iii) the Technology covered by this Agreement. In the case of unintentional public disclosure concerning this Agreement, any Product or any other subject matter hereof, the disclosing Party shall promptly inform the other Party of such disclosure and the other Party shall be entitled to make a public announcement regarding the subject matter of the disclosure. The other Party shall notify the disclosing Party of their intention to make such an announcement. Following a Party's consent to or approval of the public announcement of any information pursuant to this Section 9.2.2, both Parties shall be entitled to make subsequent public announcements of such information without renewed compliance with this Section 9.2.2, unless the scope and/or duration of such consent or approval is expressly limited. Upon conclusion of this Agreement, the Parties will publish a press release on their future cooperation.

10.   TERM, DEFAULT AND TERMINATION.

      10.1 TERM OF AGREEMENT The term of this Agreement shall commence on the Effective Date and, unless terminated early in accordance with the provisions of this Agreement, shall continue on a Product-by-Product and country-by-country basis until the expiration of the obligation to pay royalties under Section 3.3 above applicable to such Product in such country (the "TERM"). This Agreement shall expire in its entirety after the date that Spectrum no longer owes any royalties to Dr. Bases under Section 3.3.

      10.2 UNILATERAL TERMINATION - SPECTRUM Spectrum shall have the unilateral right to terminate this Agreement, in its entirety or on a Product-by-Product or country-by-country basis, at any time for any reason upon prior written notice to Dr. Bases given at least *** prior to the desired date of termination.

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      10.3  DEFAULT.

            10.3.1 The following event shall constitute an "EVENT OF DEFAULT" hereunder: a material breach of a material provision of this Agreement by a Party, and the failure of the Party in breach to cure such material breach within *** after receipt of notice from the other Party specifying in reasonable detail the nature of such breach. For purposes of this Agreement, it is not a "material breach" of this Agreement by Spectrum if the development of a Product is delayed due to the following: (i) reasonable scientific, medical or technical reasons; (ii) circumstances that are beyond the control of Spectrum; or (iii) the fault of Dr. Bases.

            10.3.2 Upon the occurrence of any Event of Default by a Party, the non-defaulting Party may deliver to the defaulting Party written notice of intent to terminate specifying in reasonable detail the nature of such breach, such termination to be effective *** after the date set forth in such notice. Such termination rights shall be in addition to and not in substitution for any other remedies that may be available to the non-defaulting Party. Termination pursuant to this Section 10.3.2 shall not be treated as an election of remedies and shall not relieve the defaulting Party from liability and damages to the other Party for breach of this Agreement. Waiver by either Party of a single breach or a succession of breaches shall not deprive such Party of any right to terminate this Agreement arising by reason of any subsequent breach.

            10.4 INSOLVENCY In addition to the termination rights provided for in this Section, each Party shall have the right to terminate this Agreement, immediately by giving written notice of termination to the other Party, if the other Party files a voluntary petition, or if an involuntary petition is granted in respect of the other Party and appeal proceedings are not commenced within a period of fifteen (15) days from the date of such petition under the bankruptcy provisions of applicable law, or the other Party is declared insolvent, undergoes voluntary or involuntary dissolution, or makes an assignment for the benefit of its creditors, or fails or is unable to pay its debts as they come due, or suffers the appointment of a receiver or trustee over all, or substantially all, of its assets or properties. All rights and licenses granted under or pursuant to this Agreement by Dr. Bases are, for the purposes of
Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Spectrum shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.

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      10.5  EFFECTS OF EXPIRATION OR TERMINATION

                  (a) RIGHTS UPON EXPIRATION. Following the expiration of the term of this Agreement under Section 10.1, excluding any early termination prior to expiration, Spectrum shall have and retain a perpetual and fully paid up license under the applicable Product Licenses. Notwithstanding the foregoing, Spectrum shall retain all rights and interest in all materials, inventions, discoveries and know-how (whether or not patentable or patented) solely generated by Spectrum in the course of performing research and development activities under the licenses granted in this Agreement. Other than rights intended to survive expiration, or as otherwise provided under Section 10.5(e), neither Party shall have any further rights or obligations upon the expiration of this Agreement.

                  (b) RIGHTS UPON TERMINATION BY DR. BASES UNDER SECTIONS 10.3 OR 10.4 OR BY SPECTRUM UNDER SECTION 10.2. Upon any termination of this Agreement by Dr. Bases under Section 10.3 or 10.4 or by Spectrum under Section 10.2, (i) all rights and licenses granted by Dr. Bases to Spectrum shall terminate and revert to Dr. Bases and (ii) Spectrum shall return to Dr. Bases or, at Dr. Bases' option, destroy the Materials. The foregoing provisions shall also apply to the partial termination of this Agreement by Spectrum on a Product-by-Product and/or country-by-country basis in accordance with Section 10.2, provided, however, that in such event: (1) only those rights that solely pertain to the Product and/or country being terminated would revert back to Dr. Bases; (2) only those Materials that solely pertain to the Product and/or country being terminated would be returned or destroyed by Spectrum. In addition Spectrum shall at no cost to Dr. Bases transfer to Dr. Bases the benefit of all research and development work it has performed or has had performed on Products. At the same time, Spectrum shall provide to Dr. Bases at no cost to Dr. Bases all CMC data, preclinical testing and stability data and results and clinical trial data and results relating to the development of Products and a technology transfer package for all processes, formulations, and protocols for the manufacture of APIs for Products and for finished Products. If Spectrum has licensed any technology from Third Parties relating to the Technology or any Product, Spectrum shall use commercially reasonable efforts to transfer such rights to Dr. Bases at no cost to Dr. Bases. Notwithstanding the foregoing, Spectrum shall retain its right, title and interest under Section 4.1 in any Improvements made solely by Spectrum and in any Joint Inventions.

                  (c) Rights Upon termination by Spectrum under Sections 10.3 or
10.4. Upon any termination of this Agreement by Spectrum under Sections 10.3 or 10.4, the license rights granted by Dr. Bases to Spectrum contained in this Agreement shall continue in full force and effect, however, Spectrum's obligations under this Agreement shall terminate. Notwithstanding the foregoing, Dr. Bases shall retain his rights under Section 2.4 and his right, title and interest under Section 4.1 in any Joint Inventions. For the avoidance of doubt, in the event of such a termination by Spectrum under Section 10.3 or 10.4, the retention by Dr. Bases of his rights under Section 2.4 shall only include the right to use the Know-How for his own research and other non-commercial purposes and Dr. Bases may not

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use the Know-How or the results of his research for any commercial purposes and may not allow others to use it or any results from his research for any commercial purposes.

                  (d) PAYMENTS. Not later than *** after the expiration or termination date of this Agreement, each Party shall pay to the other Party any amounts that are then due and payable, including but not limited to any final period royalty report and payment. Notwithstanding anything in this Agreement to the contrary, Spectrum shall not be required to pay any remaining monthly installments yet to be paid pursuant to Section 3.1 above, if this Agreement is terminated prior to the payments of all installments pursuant to Section 3.1.

                  (e) ACCRUED RIGHTS; SURVIVING OBLIGATIONS. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination or expiration, and shall not relieve either Party from its obligations which are expressly indicated to survive expiration or termination of this Agreement, including, without limitation, those under Articles 6, 9, 11 and 12 and Sections 3.5 through 3.8, 4.1 through 4.3, 10.5 and 10.6 shall survive any expiration or termination of this Agreement.

      10.6 WORK-IN-PROGRESS Notwithstanding anything in this Agreement to the contrary, upon any such early termination of the license granted hereunder in accordance with this Agreement, Spectrum shall be entitled to finish any work-in-progress and to sell any completed inventory of a Product which remain on hand as of the date of the termination, so long as Spectrum pays to Dr. Bases the royalties applicable to said subsequent sales in accordance with the terms and conditions as set forth in this Agreement, provided that no such sales shall be permitted after the expiration of *** after the date of termination.

11.   DISPUTE RESOLUTION.

      11.1 ARBITRATION Any claim, dispute, or controversy of any nature arising out of or relating to this Agreement, including, without limitation, any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (each, a "DISPUTE") between the Parties shall be finally settled by binding arbitration conducted in the English language in accordance with the Rules of Commercial Arbitration of the American Arbitration Association ("AAA"). The arbitration shall be held in New York, New York, and shall be conducted by three
(3) arbitrators who are knowledgeable in the subject matter at issue in the dispute. One (1)

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arbitrator will be selected by Dr. Bases, one (1) arbitrator will be selected by
Spectrum, and the third arbitrator will be selected by mutual agreement of the two (2) arbitrators selected by the Parties, provided that if a Party fails to select an arbitrator within thirty (30) days of the request for arbitration, the arbitrator that was to be selected by such Party shall be appointed in accordance with the rules of the AAA. During the period prior to the hearing, each Party shall have the right to conduct up to two (2) depositions and to submit up to twenty (20) document requests to the other Party. The arbitrators may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings. The arbitrators shall, within forty-five (45) calendar days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrators shall be authorized to award compensatory damages, but shall NOT be authorized to (i) award non-economic or punitive damages (except to the extent expressly permitted by this Agreement), or (ii) reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in part (i) of this sentence will not apply if such damages are statutorily imposed. The arbitrators also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief that the arbitrators deem just and equitable and within the scope of this Agreement, including, without limitation, an injunction or order for specific performance. The award of the arbitrators shall be the sole and exclusive remedy of the Parties. Judgment on the award rendered by the arbitrators may be enforced in any court having competent jurisdiction thereof, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrators. Notwithstanding anything contained in this Section 11.1 to the contrary, each Party shall have the right to institute judicial proceedings against the other Party or anyone acting by, through or under such other Party, in order to enforce the instituting Party's rights hereunder through specific performance, injunction or similar equitable relief.

      11.2 ADMINISTRATION Each Party shall bear its own attorneys' fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a Party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable attorneys' fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses), and/or the fees and costs of the arbitrators. Absent the filing of an application to correct or vacate the arbitration award (if permitted by AAA rules), each Party shall fully perform and satisfy the arbitration award within fifteen (15) days of the service of the award.

      11.3 WAIVERS By agreeing to the binding arbitration provision in Section 11.1, the Parties understand that they are waiving certain rights and protections which may otherwise be available if a Dispute between the Parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal, and a right to invoke formal rules of procedure and evidence.

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      11.4 NON-ARBITRABLE DISPUTES Section 11.1 shall not apply to any dispute, controversy or claim that concerns (A) the validity, enforceability or infringement of a Patent, trademark or copyright; or (B) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory. All such disputes, controversies or claims, and all judicial actions brought in order to enforce the instituting Party's rights hereunder through specific performance, injunction or similar equitable relief, shall be brought only in the state or federal courts sitting in New York, New York. The Parties hereby submit to the exclusive jurisdiction of such courts.

12.   GENERAL PROVISIONS.

      12.1 FURTHER ASSURANCES At any time or from time to time on and after the Effective Date, each Party, at the request of the other Party, shall (i) deliver to the other Party such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such assignments, consents, documents or further instruments of transfer or license, and (iii) take or cause to be taken all such other actions, as the other Party may reasonably deem necessary or desirable in order for such other Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

      12.2 INDEPENDENT CONTRACTORS The relationship between Dr. Bases and Spectrum is that of independent contractors. Dr. Bases and Spectrum are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting Parties. Dr. Bases and Spectrum shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

      12.3 ENTIRE AGREEMENT; MODIFICATION This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both Parties.

      12.4 FORCE MAJEURE Neither Party shall be liable for any delay or failure of performance to the extent such delay or failure is caused by circumstances beyond its reasonable control and that by the exercise of due diligence it is unable to prevent, provided that the Party claiming excuse uses its commercially reasonable efforts to overcome the same.

      12.5 LIMITATION OF LIABILITY EXCEPT FOR LIABILITY FOR BREACH OF CONFIDENTIALITY OR FOR INFRINGEMENT OR MISAPPROPRIATION, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS (EXCEPT, HOWEVER, ANY LOST PROFITS OF SPECTRUM AS THE RESULT OF ANY BREACH BY DR. BASES OF ANY OF THE COVENANTS IN

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ARTICLE 8), ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS
OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

      12.6 ASSIGNMENT Except for sublicensing rights as set forth in Section 2.2 and the right of Dr. Bases to direct that payment be made to the Foundation on his behalf, neither this Agreement nor any rights granted hereunder may be assigned or transferred by either Party without the prior written consent of the non-assigning Party. Notwithstanding the foregoing, Spectrum may assign this Agreement to a successor in interest pursuant to a merger, acquisition or sale of all or substantially all of its assets . Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and permitted assigns of Dr. Bases and Spectrum. Any such successor or permitted assignee of Spectrum's interest shall expressly assume in writing the performance of all terms and conditions of this Agreement to be performed by Spectrum.

      12.7 GOVERNING LAW This Agreement shall be construed and enforced in accordance with the laws of the State of California, without regard to the conflicts of laws principles thereof.

      12.8 HEADINGS The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

      12.9 SEVERABILITY Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

      12.10 NO WAIVER. Any delay in enforcing a Party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party's rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

      12.11 NOTICES. Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by e-mail or telefax, confirmed by registered mail, or by telex or cable, charges prepaid, or by overnight courier, charges prepaid, and shall be delivered to the respective addresses set forth below unless subsequently changed by written notice to the other Party:

      For Dr. Bases:                        Dr. Robert Bases
                                            1 Mohegan Place
                                            New Rochelle, New York 10804

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                                           Facsimile:
                                           E-Mail:

      For Spectrum:                        Spectrum Pharmaceuticals, Inc.
                                           157 Technology Drive
                                           Irvine, CA 92618
                                           Facsimile: (949) 788-6706
                                           E-Mail: rshrotriya@spectrumpharm.com
                                           Attention:  Rajesh C. Shrotriya, M.D.

Notice shall be deemed delivered upon the earlier of (i) when actually received,
(ii) the date notice is sent via e-mail, telefax, telex or cable, and confirmed by written receipt or (iii) the day immediately following delivery to overnight courier (except Sunday and holidays).

      12.12 COMPLIANCE WITH LAWS Nothing contained in this Agreement shall require or permit Dr. Bases or Spectrum to do any act inconsistent with the requirements of any United States law, regulation or executive order as the same may be in effect from time to time.

      12.3 COUNTERPARTS.

      This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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      IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the date set forth above.

DR. BASES                                   SPECTRUM PHARMACEUTICALS, INC.

By: /s/ Robert E. Bases                     By: /s/ Rajesh C. Shrotriya
    ------------------------------------        --------------------------------
    Robert E. Bases, M.D.                   Name: Rajesh C. Shrotriya, M.D.

                                            Title: Chairman, CEO and President

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                                    EXHIBIT A

                                    MATERIALS

None.